                                                                      Exhibit 11
                                                                      ----------

                         CRAY RESEARCH, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                           Three Months Ended
                                                                March 31
                                                          ---------------------
                                                             1996       1995
                                                          ---------- ----------
PRIMARY LOSS PER SHARE                            (In thousands, except per share data)
- ------------------------------------------
(Computation for Consolidated Statements
 of Operations)

Net loss                                                  $ (24,129)  $ (48,292)
Net loss effect of interest on 6 1/8%
 Convertible Debentures                                           - (1)       - (1)
- ------------------------------------------                   ------      ------
Net loss applicable to common and
 common equivalent shares                                 $ (24,129)  $ (48,292)
- ------------------------------------------                   ------      ------

Weighted average number of common shares
 outstanding during the period                               25,570      25,376
Common stock equivalents-stock options                            -           -
Common stock equivalents-
 convertible debentures                                           - (1)       - (1)
- ------------------------------------------                   ------      ------
Total weighted average number of common
 and common equivalent shares outstanding                    25,570      25,376
- ------------------------------------------                   ------      ------

Loss per common and common
 equivalent share                                         $    (.94)  $   (1.90)
- ------------------------------------------                   ------      ------
                                                             ------      ------

FULLY DILUTED LOSS PER SHARE
- ------------------------------------------
Net loss per primary computation above                    $ (24,129)  $ (48,292)
- ------------------------------------------                   ------      ------

Weighted average number of common shares
 outstanding, as adjusted per primary
 computation above                                           25,570      25,376
Additional dilutive effect of outstanding
 stock options                                                    -           -
- ------------------------------------------                   ------      ------
Total weighted average number of common
 and common equivalent shares outstanding                    25,570      25,376
- ------------------------------------------                   ------      ------

Loss per common and common equivalent
 share, assuming full dilution                            $    (.94)  $   (1.90)
- ------------------------------------------                   ------      ------
- ------------------------------------------                   ------      ------

(1) The effect of the convertible debentures on loss per share is anti-dilutive as of March 31, 1996 and 1995 and is excluded from the calculation.